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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
The First Marblehead Corporation:

We consent to the inclusion in this Form 10-Q of The First Marblehead Corporation of our report dated September 4, 2003, except as to Note 15, which is as of October 29, 2003, with respect to the consolidated balance sheets of The First Marblehead Corporation as of June 30, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2003, which report appears herein.

/s/ KPMG LLP

Boston, Massachusetts
November 13, 2003

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INDEPENDENT AUDITORS' CONSENT